Exhibit 99.1

FOR IMMEDIATE RELEASE

OI European Group B.V. Issues Notice of Full Redemption for 6.75% Senior Notes due 2020 and Notice of Partial Redemption for 4.875% Senior Notes due 2021

PERRYSBURG, Ohio / SCHIEDAM, the Netherlands (November 12, 2019) — Owens-Illinois Group, Inc. (the “Company”) announced that its wholly-owned subsidiary, OI European Group B.V. (“OI Europe”), has delivered (i) a notice of redemption to holders of OI Europe’s outstanding 6.75% senior notes due 2020 (the “2020 Notes”) calling for the redemption of the remaining €250 million aggregate principal amount of outstanding 2020 Notes and (ii) a notice of partial redemption to holders of OI Europe’s outstanding 4.875% senior notes due 2021 (the “2021 Notes” and, together with the 2020 Notes, the “Notes”) calling for the redemption of €212 million aggregate principal amount of the outstanding 2021 Notes. Following the partial redemption of the 2021 Notes, €118 million aggregate principal amount of the 2021 Notes will remain outstanding.

The redemption date for each redemption will be November 22, 2019. In accordance with the terms of the Notes and the related indentures under which the Notes were issued, each series of Notes will be redeemed at a price equal to the sum of the principal amount of the Notes to be redeemed, the applicable premium calculated in accordance with the terms of the applicable Notes and the related indenture, and the accrued and unpaid interest on the applicable Notes up to, but not including, the redemption date. The Company intends to fund each redemption with proceeds from the previously announced offering by OI Europe of €500 million aggregate principal amount of 2.875% senior notes due 2025.

Questions relating to the notices of redemption and related materials should be directed to Deutsche Bank AG, London Branch, in its capacity as paying agent for the redemptions of the Notes (the “Paying Agent”), at tss-gds.row@db.com. The address of the Paying Agent is Winchester House, 1 Great Winchester Street, London EC2N 2DB, UK.

This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

This announcement contains inside information by the Company and OI Europe under Regulation (EU) 596/2014 (16 April 2014).

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About O-I

At Owens-Illinois, Inc. (NYSE: OI), we love glass and we’re proud to make more of it than any other glass bottle or jar producer in the world. We love that it’s beautiful, pure and completely recyclable. With global headquarters in Perrysburg, Ohio, we are the preferred partner for many of the world’s leading food and beverage brands. Working hand and hand with our customers, we give our passion and expertise to make their bottles iconic and help build their brands around the world. With more than 26,500 people at 78 plants in 23 countries, O-I has a global impact, achieving revenues of $6.9 billion in 2018. For more information, visit o-i.com.

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Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to Brexit, economic and social conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) the Company’s ability to generate sufficient future cash flows to ensure the Company’s goodwill is not impaired, (5) consumer preferences for alternative forms of packaging, (6) cost and availability of raw materials, labor, energy and transportation, (7) the Company’s ability to manage its cost structure, including its success in implementing restructuring or other plans aimed at improving the Company’s operating efficiency and working capital management, achieving cost savings, and remaining well-positioned to address the Company’s legacy liabilities, (8) consolidation among competitors and customers, (9) the Company’s ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (10) unanticipated expenditures with respect to data privacy, environmental, safety and health laws, (11) unanticipated operational disruptions, including higher capital spending, (12) the Company’s ability to further develop its sales, marketing and product development capabilities, (13) the failure of the Company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (14) the ability of the Company and the third parties on which it relies for information technology system support to prevent and detect security breaches related to cybersecurity and data privacy, (15) changes in U.S. trade policies, (16) the Company’s ability to achieve its strategic plan, and the other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and any subsequently filed Quarterly Reports on Form 10-Q or the Company’s other filings with the Securities and Exchange Commission.

SOURCE: Owens-Illinois Group, Inc.

For further information, please contact:

Chris Manuel
Vice President, Investor Relations
567-336-2600
chris.manuel@o-i.com